EXHIBIT 99.1

Donegal Group Inc. to Present at Keefe, Bruyette & Woods 2014 Insurance Conference

MARIETTA, Pa., Aug. 20, 2014 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that the Company will participate in the Keefe, Bruyette & Woods 2014 Insurance Conference. Kevin G. Burke, Executive Vice President and Chief Operating Officer, and Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, are scheduled to present on Thursday, September 4, 2014, at 11:05 a.m. (Eastern). If you are unable to attend the conference, you may listen to the presentation live over the Internet through a link on the Investors page of the Company's website at http://investors.donegalgroup.com.

The Company will make its presentation materials available on its website prior to the conference. The Company will also make a replay of the presentation available on its website after the live event.

About the Company

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective consolidator of small to medium-sized "main street" property and casualty insurers, Donegal Group Inc. has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

As reported by Forbes, Donegal Group Inc. was named to a list of America's 50 Most Trustworthy Financial Companies for 2014, ranking the Company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's investor website at http://investors.donegalgroup.com.

CONTACT: Jeffrey D. Miller
         Executive Vice President and Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com